Exhibit 99.1

Verso Corporation Announces $3.00 Special Cash Dividend and Reports Second Quarter 2020 Financial Results

MIAMISBURG, Ohio, Aug. 6, 2020 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the second quarter of 2020 and announced that it will pay a special cash dividend of $3.00 per share of common stock and a quarterly cash dividend of $0.10 per share of common stock, each to be paid on September 28, 2020.

Second Quarter 2020 Highlights:

  Net sales of $268 million, down $334 million compared to second quarter 2019
  Net loss of $(34) million or $(0.99) per diluted share, compared to net loss of $(112) million or $(3.23) per diluted share in second quarter 2019
  Adjusted EBITDA of $(9) million, compared to $44 million in second quarter 2019

Overview
"As expected, the second quarter was extremely challenging for Verso. The rapidly-evolving COVID-19 pandemic continues to force many of our end use customer segments to significantly reduce their print advertising, therefore decreasing demand for our graphic papers, and impacting our financial performance," said Verso President and Chief Executive Officer Adam St. John. "During these uncertain and unprecedented times, the safety and health of our essential employees remain our top concern as we take decisive, proactive actions to respond to the economic environment and adverse market conditions. Strategically, the decision to idle our Duluth and Wisconsin Rapids mills allows us to streamline our business and build a stronger, more flexible operating model and product strategy around our remaining two high performing mills. We believe this strategy, together with our cost reduction efforts, including managing SG&A under 5% of revenues and controlling capital spending, will create a cash generating platform and long-term value for all of our stakeholders. As we navigate this ever changing environment, we remain steadfast in positioning our business for long-term stockholder value, including returning considerable capital to our stockholders through means such as cash dividends and share repurchases. With this additional special cash dividend, we have ramped up delivery on our commitment to return to our stockholders a substantial portion of the net cash proceeds from the sale of our Androscoggin and Stevens Point mills."

Dividends
The special cash dividend of $3.00 per share will return approximately $100 million of the net cash proceeds from the sale of Verso's Androscoggin and Stevens Point mills to Verso's stockholders. Verso has made a corresponding reduction of its previously announced authorization to repurchase shares of Verso's outstanding common stock, from $250 million to $150 million, leaving approximately $127 million authorized for the repurchase of shares after giving effect to prior repurchases.

Results of Operations – Comparison of Three Months Ended June 30, 2020 to Three Months Ended June 30, 2019

	Three Months Ended June 30,		Three Month
(Dollars in millions)	2019	2020	$ Change
Net sales	$ 602	$ 268	$ (334)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	540	271	(269)
Depreciation and amortization	104	22	(82)
Selling, general and administrative expenses	29	16	(13)
Restructuring charges	40	-	(40)
Other operating (income) expense	1	1	-
Operating income (loss)	(112)	(42)	70
Interest expense	1	-	(1)
Other (income) expense	(1)	(5)	(4)
Income (loss) before income taxes	(112)	(37)	75
Income tax expense (benefit)	-	(3)	(3)
Net income (loss)	$ (112)	$ (34)	$ 78

Comments to Results of Operations - Comparison of Three Months Ended June 30, 2020 to Three Months Ended June 30, 2019

Net sales
Net sales for the second quarter of 2020 decreased by $334 million compared to the second quarter of 2019, as a result of significant declines in sales volume and unfavorable price/mix. Of the $334 million, or 55%, net sales decline, $65 million, or 11%, was attributable to the closure of our Luke Mill in June 2019 and $134 million, or 22%, was a result of the sale of our Androscoggin and Stevens Point mills in February 2020. Total company sales volume was down from 646 thousand tons during the second quarter of 2019, to 346 thousand tons during the same period of the current year. Of the 300 thousand ton volume decline, 66 thousand tons were attributable to the closure of our Luke Mill in June 2019, 131 thousand tons were a result of the sale of our Androscoggin and Stevens Point mills in February 2020 and the additional decline in volume resulted from lower customer demand driven by the COVID-19 pandemic. We expect the COVID-19 pandemic to continue to have a negative impact on our net sales in the third quarter of 2020.

Operating income
Operating loss was $42 million for the second quarter of 2020, an improvement of $70 million when compared to operating loss of $112 million for the second quarter of 2019.

Operating results for the second quarter of 2020 were positively impacted by:

  Lower input costs of $6 million, driven by lower chemical, energy and purchased pulp costs, partially offset by higher wood costs
  Lower depreciation expense of $82 million due primarily to $76 million in accelerated depreciation associated with the closure of our Luke Mill in June 2019
  Reduced planned major maintenance costs of $14 million, driven primarily by the deferral of the annual outage at our Wisconsin Rapids Mill
  Lower Selling, general and administrative expenses of $13 million, driven primarily by cost reduction initiatives in connection with the sale of our Androscoggin and Stevens Point mills in February 2020, lower equity compensation expense and lower severance costs
  Lower restructuring charges of $40 million associated with the closure of our Luke Mill in June 2019

Operating results for the second quarter of 2020 were negatively impacted by:

  Unfavorable net selling price and product mix of $36 million
  Lower sales volume resulting in a decrease of $45 million in net operating income, driven by the impact of the COVID-19 pandemic, the sale of our Androscoggin and Stevens Point mills in February 2020 and the closure of our Luke Mill in June 2019
  Higher net operating expenses of $4 million driven primarily by market downtime and a necessary extension of the planned outage at our Quinnesec Mill, partially offset by improved performance and cost reduction initiatives across our mill system

Other income
Other income for the second quarter of 2020 and 2019 includes income of $5 million and $1 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Income tax expense
Income tax benefit of $3 million for the second quarter of 2020 primarily reflects the estimated taxes for the period and $1 million of valuation allowance recognized against state tax credits. The second quarter of 2020 includes $7 million of income tax expense related to the year ended December 31, 2019. This resulted from recording an adjustment for the federal tax effect on deferred tax assets for state net operating losses and state tax credits established in 2019 without a federal tax effect. Income tax benefit for the second quarter of 2019 was primarily offset by the valuation allowance adjustment.

Results of Operations – Comparison of Six Months Ended June 30, 2020 to Six Months Ended June 30, 2019

	Six Months Ended June 30,		Six Month
(Dollars in millions)	2019	2020	$ Change
Net sales	$ 1,241	$ 739	$ (502)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,089	698	(391)
Depreciation and amortization	132	45	(87)
Selling, general and administrative expenses	53	43	(10)
Restructuring charges	40	6	(34)
Other operating (income) expense	2	(87)	(89)
Operating income (loss)	(75)	34	109
Interest expense	2	-	(2)
Other (income) expense	(2)	(9)	(7)
Income (loss) before income taxes	(75)	43	118
Income tax expense (benefit)	1	23	22
Net income (loss)	$ (76)	$ 20	$ 96

Comments to Results of Operations - Comparison of Six Months Ended June 30, 2020 to Six Months Ended June 30, 2019

Net sales
Net sales for the first half of 2020 decreased $502 million compared to the first half of 2019, as a result of significant declines in sales volume and unfavorable price/mix. Of the $502 million, or 40%, net sales decline, $132 million, or 11%, was attributable to the closure of our Luke Mill in June 2019 and $206 million, or 17%, was a result of the sale of our Androscoggin and Stevens Point mills in February 2020. Total company sales volume was down from 1,311 thousand tons during the first half of 2019, to 900 thousand tons during the same period of the current year. Of the 411 thousand ton volume decline, 132 thousand tons were attributable to the closure of our Luke Mill in June 2019, 193 thousand tons were a result of the sale of our Androscoggin and Stevens Point mills in February 2020 and the additional decline in volume resulted from lower customer demand driven by the COVID-19 pandemic.

Operating income
Operating income was $34 million for the first half of 2020, an increase of $109 million when compared to operating loss of $75 million for the first half of 2019

Operating results for the first half of 2020 were positively impacted by:

  Lower input costs of $16 million, driven by lower chemical, energy and purchased pulp costs, partially offset by higher wood costs
  Lower freight costs of $6 million
  Lower depreciation expense of $87 million due primarily to $76 million in accelerated depreciation associated with the closure of our Luke Mill in June 2019
  Reduced planned major maintenance costs of $16 million, driven primarily by the deferral of the annual outage at our Wisconsin Rapids Mill
  Lower Selling, general and administrative costs of $10 million driven primarily by cost reduction initiatives in connection with the sale of our Androscoggin and Stevens Point mills in February 2020 and lower equity compensation expense, partially offset by increased severance costs incurred due to our headcount reduction initiatives and costs associated with the proxy solicitation contest
  Lower restructuring charges of $34 million primarily associated with the closure of our Luke Mill in June 2019
  Higher other operating income of $89 million, primarily as a result of the $88 million gain on the sale of our Androscoggin and Stevens Point mills

Operating results for the first half of 2020 were negatively impacted by:

  Unfavorable price/mix of $82 million
  Lower sales volume resulting in a decrease of $57 million in net operating income, driven by the impact of the COVID-19 pandemic, the sale of our Androscoggin and Stevens Point mills in February 2020 and the closure of our Luke Mill in June 2019
  Higher net operating expenses of $10 million driven primarily by market downtime, a necessary extension of the planned outage at our Quinnesec Mill and sell through of higher cost inventory produced in 2019, partially offset by improved performance and cost reduction initiatives across our mill system, reduced corporate overhead and union ratification expense for signing bonuses and for the settlement of various work arrangement issues in the first quarter of 2019 that did not recur in 2020

Other income
Other income for the first half of 2020 and 2019 includes income of $10 million and $2 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Income tax expense
Income tax expense of $23 million for the first half of 2020 primarily reflects estimated taxes for the period and $7 million of additional valuation allowance recognized against state tax credits. The first half of 2020 includes $7 million of income tax expense related to the year ended December 31, 2019. This resulted from recording an adjustment for the federal tax effect on deferred tax assets for state net operating losses and state tax credits established in 2019 without a federal tax effect. Income tax benefit for the first half of 2019 was primarily offset by the valuation allowance adjustment.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2019	2020	2019	2020
Net income (loss)	$ (112)	$ (34)	$ (76)	$ 20
Income tax expense (benefit)	-	(3)	1	23
Interest expense	1	-	2	-
Depreciation and amortization	104	22	132	45
EBITDA	$ (7)	$ (15)	$ 59	$ 88
Adjustments to EBITDA:
Restructuring charges (1)	40	-	40	6
Luke Mill post-closure costs (2)	1	3	1	6
Non-cash equity award compensation (3)	6	2	8	4
Gain on Sale of the Androscoggin/Stevens Point Mills (4)	-	-	-	(88)
(Gain) loss on sale or disposal of assets (5)	-	-	1	-
Stockholders proxy solicitation costs (6)	-	-	-	4
Other severance costs (7)	2	1	2	5
Other items, net (8)	2	-	2	1
Adjusted EBITDA	$ 44	$ (9)	$ 113	$ 26

(1)	Charges associated with the closure of our Luke Mill in June 2019.
(2)	Costs recorded after production ceased at our Luke Mill that are not associated with product sales or restructuring activities.
(3)	Amortization of non-cash incentive compensation.
(4)	Gain on the sale of the outstanding membership interests in Verso Androscoggin, LLC in February 2020, which included our Androscoggin Mill and Stevens Point Mill.
(5)	Realized (gain) loss on the sale or disposal of assets.
(6)	Costs incurred in connection with the stockholders proxy solicitation contest.
(7)	Severance and related benefit costs not associated with restructuring activities.
(8)	Other miscellaneous adjustments.

About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of graphic and specialty papers, packaging papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. They include, for example, statements relating to our business and operating outlook; the potential impact of the COVID-19 pandemic; assessment of market conditions; and the growth potential of the industry in which we operate. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including: uncertainties regarding the duration and severity of the COVID-19 pandemic and measures intended to reduce its spread; the long-term structural decline and general softening of demand facing the paper industry; adverse developments in general business and economic conditions; developments in alternative media, which are expected to adversely affect the demand for some of Verso's key products, and the effectiveness of Verso's responses to these developments; intense competition in the paper manufacturing industry; Verso's ability to compete with respect to certain specialty paper products for a period of two years after the closing of the Pixelle Sale; Verso's business being less diversified following the sale of two mills after the closing of the Pixelle Sale; Verso's dependence on a small number of customers for a significant portion of its business; Verso's limited ability to control the pricing of its products or pass through increases in its costs to its customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2019, Verso's Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call
Verso will host a conference call and webcast for analysts and investors on Thursday, August 6, 2020 at 11:30 a.m. (EDT) to discuss second quarter 2020 financial results.

Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 4187035 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and second quarter 2020 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/36301 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10146931. The replay will be available starting at 1:30 p.m. (EDT) Thursday, August 6, 2020, and will remain available until September 6, 2020. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 1:30 p.m. (EDT) Thursday, August 6, 2020, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com